FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ADDS THIRD INDEPENDENT DIRECTOR

TO ESTABLISH MAJORITY INDEPENDENT BOARD

CRANBURY, New Jersey - (October 12, 2007) - Innophos Holdings, Inc. (NASDAQ:  "IPHS"), the parent company of Innophos Investments Holdings, Inc. and Innophos, Inc., today announced the election of Karen Osar to its Board of Directors and those of its subsidiaries, effective October 15, 2007.  The company also announced the resignations of Edward Conard and Blair Hendrix, effective October 15, 2007, resulting in a resizing of the Board to five directors, three of whom will be independent.

"After an extensive search process, we are very happy to add a director with Karen's experience and background in our industry," said Randy Gress, CEO and Chairman of the Board.  Ms. Osar will serve as an independent director on three board committees: Audit, Compensation, and Nominating & Corporate Governance.  Her election maintains the Company's compliance with NASDAQ listing standards by establishing a majority independent Board and 100% independent membership on the required committees.

After October 15, Gary Cappeline (independent) will assume the Compensation Committee chair.  The remaining directors will consist of Linda Myrick (independent), Mr. Gress (management) and Stephen Zide (Bain Capital).  Bain Capital remains a 48.5% holder in the Company.

Ms. Osar was the Executive Vice President and Chief Financial Officer of Chemtura Corporation, a $4.0 billion specialty chemicals manufacturer headquartered in Connecticut, where she had responsibility for accounting, financial reporting, treasury, tax, financial planning and investor relations functions from 2004 through Chemtura's formation in 2005 until her retirement in March 2007.  From 1999 through 2003, she served first as Chief Financial Officer of Westvaco Corporation and subsequent to its merger with Mead Corporation in 2002, Senior Vice President and CFO of MeadWestvaco Corporation, primarily a provider of packaging solutions and products to major branded goods manufacturers.  She also held the position of Vice President and Treasurer of Tenneco, Inc., an industrial conglomerate, from 1994 to 1999.  Previously she served as Managing Director, Investment Banking, at JP Morgan and Company.  Ms. Osar currently serves as a director of the BNY Hamilton Funds, an affiliated group of mutual funds advised by the Bank of New York Mellon, where she chaired the audit committee from 1999-2006, Webster Financial Corporation, a bank holding company, since 2006 and SAPPI Ltd, a global pulp and paper company whose shares are listed on the New York Stock Exchange.

About Innophos Holdings, Inc.

Innophos Holdings, Inc., the parent company of Innophos Investments Holdings, Inc. and Innophos, Inc. (www.innophos.com), is one of the leading North American manufacturers of specialty phosphates, serving a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). 'IPHS-G'

Innophos Holdings, Inc.                                             Breakstone Group

Investor Relations: (609) 366-1299    Maura Gedid / Barbara Cano
investor.relations@innophos.com                           646-452-2335 / 2334